EXHIBIT 99.3

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY
STOCK OFFERING

WAUWATOSA SAVINGS BANK
Wauwatosa, Wisconsin

Dated As Of:
May 20, 2005

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP®FINANCIAL, LC.
Financial Services Industry Consultants

May 20, 2005

Board of Directors
Wauwatosa Savings Bank
11200 West Plan Road
Wauwatosa, Wisconsin 53226

Members of the Board of Directors:

     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Wisconsin Department of Financial Institutions (the “Department”), the Federal Deposit Insurance Corporation (“FDIC”) and the Federal Reserve Board (“FRB”). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

Description of Plan of Reorganization and Stock Issuance Plan

     The Board of Directors of Wauwatosa Savings Bank (“Wauwatosa Savings” or the “Bank”) has adopted a plan of reorganization pursuant to which Wauwatosa Savings will reorganize into a mutual holding company structure. As part of the reorganization, Wauwatosa Savings will become a wholly-owned subsidiary of Wauwatosa Holdings, Inc. (“Wauwatosa Holdings” or the “Company”), a Wisconsin corporation, and Wauwatosa Holdings will issue a majority of its common stock to Lamplighter Financial, MHC (the “MHC”) a Wisconsin-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. In addition, the reorganization provides for a stock contribution to be made to the Waukesha County Community Foundation (the “Foundation”), which is a donor advised fund that the Bank is currently a participant in. The

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
May 20, 2005

The Foundation will be funded with stock equal to 5.5% of the stock sold in the public offering. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Company’s stock (49.0% or less).

     The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100% of the capital stock of the Bank. The Company will contribute at least 50% of the net offering proceeds in exchange for the Bank’s capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

RP® Financial, LC.

     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Bank and the other parties engaged by Wauwatosa Savings to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

     In preparing our appraisal, we have reviewed the Bank’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the FDIC and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Wauwatosa Savings’ management; KPMG LLP, the Bank’s independent auditor; Quarles & Brady LLP, Wauwatosa Savings’ conversion counsel; and Keefe, Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which Wauwatosa Savings operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Wauwatosa Savings and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the

Board of Directors
May 20, 2005

pro forma market value of Wauwatosa Holdings. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Wauwatosa Savings’ financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, and mutual holding company offerings.

     The Appraisal is based on Wauwatosa Savings’ representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Wauwatosa Savings only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of May 20, 2005, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $230,000,000 at the midpoint, equal to 23,000,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $195,500,000 and a maximum value of $264,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 19,550,000 shares at the minimum of the valuation range and 26,450,000 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a

Board of Directors
May 20, 2005

supermaximum value of $304,175,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 30,417,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 30.0% ownership interest of the Company prior to the issuance of the shares to the Foundation. Accordingly, the offering range to the public of the minority stock will be $58,650,000 at the minimum, $69,000,000 at the midpoint, $79,350,000 at the maximum and $91,252,500 at the top of the super range. Based on the public offering range, and inclusive of the shares issued to the Foundation, the public ownership of the shares will represent 31.65% of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

     The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Wauwatosa Savings as of March 31, 2005, the date of the financial data included in the prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

     The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Wauwatosa Savings, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

Board of Directors
May 20, 2005

made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and
Managing Director

Gregory E. Dunn
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS
WAUWATOSA SAVINGS BANK
Wauwatosa, Wisconsin

PAGE
DESCRIPTION	NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Plan of Reorganization and Stock Issuance Plan	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.5
Income and Expense Trends	1.9
Interest Rate Risk Management	1.13
Lending Activities and Strategy	1.14
Asset Quality	1.17
Funding Composition and Strategy	1.17
Subsidiaries	1.19
Legal Proceedings	1.19

CHAPTER TWO MARKET AREA

Introduction	2.1
National Economic Factors	2.1
Market Area Demographics	2.6
Regional Economy	2.8
Deposit Trends	2.10
Competition	2.12

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	3.1
Basis of Comparison	3.2
Wauwatosa Savings’ Peer Group	3.3
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.13
Interest Rate Risk	3.15
Credit Risk	3.15
Summary	3.17

RP® Financial, LC.

TABLE OF CONTENTS
WAUWATOSA SAVINGS BANK
Wauwatosa, Wisconsin
(continued)

PAGE
DESCRIPTION	NUMBER
CHAPTER FOUR VALUATION ANALYSIS
Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.2
Valuation Analysis	4.3
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.5
3. Asset Growth	4.7
4. Primary Market Area	4.7
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.10
A. The Public Market	4.10
B. The New Issue Market	4.15
C. The Acquisition Market	4.16
8. Management	4.19
9. Effect of Government Regulation and Regulatory Reform	4.20
Summary of Adjustments	4.20
Basis of Valuation – Fully-Converted Pricing Ratios	4.20
Valuation Approaches: Fully-Converted Basis	4.22
1. Price-to-Earnings (“P/E”)	4.24
2. Price-to-Book (“P/B”)	4.27
3. Price-to-Assets (“P/A”)	4.27
Comparison to Recent Offerings	4.29
Valuation Conclusion	4.29

RP® Financial, LC.

LIST OF TABLES
WAUWATOSA SAVINGS BANK
Wauwatosa, Wisconsin

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10

2.1	Summary Demographic Data	2.7
2.2	Primary Market Area Employment Sectors	2.9
2.3	Unemployment Data	2.10
2.4	Deposit Summary	2.11
2.5	Market Area Deposit Competitors	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.4
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.16
3.6	Credit Risk Measures and Related Information	3.18

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Market Pricing Recent Conversions	4.18
4.4	Calculation of Implied Per Share Data	4.23
4.5	MHC Institutions – Implied Pricing Ratios, Full Conversion Basis	4.26
4.6	Pricing Table: MHC Public Market Pricing	4.28

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     Wauwatosa Savings Bank (“Wauwatosa Savings” or the “Bank”), chartered in 1921, is a Wisconsin-chartered savings bank headquartered in Wauwatosa, Wisconsin. The Bank serves the Milwaukee metropolitan area through five stand-alone branch locations, a branch located in a grocery store and a drive-thru only facility. The Bank’s branch offices are located in the southern and western suburbs of the Milwaukee metropolitan area in the counties of Milwaukee and Waukesha. A map of the Bank’s branch office locations is provided in Exhibit I-1. Wauwatosa Savings is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation (“FDIC”). At March 31, 2005, Wauwatosa Savings had $1.3 billion in assets, $1.1 billion in deposits and total equity of $130.1 million equal to 9.7% of total assets. Wauwatosa Savings’ audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization and Stock Issuance Plan

     On May 17, 2005, the Board of Directors of the Bank adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, Wauwatosa Savings will become a wholly-owned subsidiary of Wauwatosa Holdings, Inc. (“Wauwatosa Holdings” or the “Company”), a Wisconsin corporation, and Wauwatosa Holdings will issue a majority of its common stock to Lamplighter Financial, MHC (the “MHC”) a Wisconsin-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net stock proceeds. Immediately after consummation of the reorganization, it is not anticipated that the MHC or the Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

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     The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock, which will continue to operate as a Wisconsin-chartered savings bank. The Company’s initial activities will be ownership of its subsidiary, Wauwatosa Savings, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Bank’s newly-formed employee stock ownership plan (“ESOP”). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers, investment in real estate development joint ventures and/or stock repurchases.

     The plan of reorganization provides for a stock contribution to be made to the Waukesha County Community Foundation (the “Foundation”), which is a donor advised fund that supports charitable causes throughout the Milwaukee metropolitan area. The Foundation will be funded with common stock contributed by the Company in an amount equal to 5.5% of the gross proceeds of shares sold in the offering. The Foundation is dedicated to the promotion of charitable purposes, including among other things education, community and economic development activities, cultural efforts, not-for-profit groups and other charitable purposes within the communities served by the Bank.

Strategic Overview

     Wauwatosa Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Wauwatosa Savings’ operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, lending diversification by the Bank has emphasized multi-family, commercial real estate and land development loans. The Bank is also active in the origination of construction loans, while diversification into non-mortgage types of lending has been very limited. Pursuant to the Bank’s business plan, Wauwatosa Savings will continue to emphasize 1-4 family lending and will emphasize growth of multi-family loans as the primary area of lending diversification. Multi-family loan growth is expected to be supported by the

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Bank’s ongoing development of lending relationships with borrowers that invest in multi-family properties.

     Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of mortgage-backed securities, with the balance of the portfolio consisting of U.S. Government and agency obligations, municipal bonds and FHLB stock.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. The deposit base is highly concentrated in time deposits, which includes some brokered certificate of deposits (“CDs”). Growth of transaction accounts and, in particular, growth of checking account deposits has been targeted as an area of emphasis in the Bank’s business plan. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Bank’s primary source of borrowings, which consist of a mix of short-term advances and fixed rate advances with terms of more than one year.

     Wauwatosa Savings’ earnings base is largely dependent upon net interest income and operating expense levels, as income derived through non-interest sources is a very modest contributor to the Bank’s earnings. Non-interest operating income has been limited by the lack of diversification into fee-oriented products and services, a small checking account base and the retention of all loans originated. While the Bank’s implementation of a traditional thrift operating strategy has limited non-interest operating income, the lack of diversification has also facilitated maintenance of relatively low levels of operating expenses.

     The post-offering business plan of the Bank is expected to continue to focus on products and services which have facilitated Wauwatosa Savings’ recent growth. Specifically, Wauwatosa Savings will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will emphasize pursuing further diversification into multi-family loans, as well as expansion and diversification of other products and services particularly with respect to growth of the checking account deposit base.

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     The Bank’s Board of Directors has elected to complete a public stock offering to improve the competitive position of Wauwatosa Savings. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Wauwatosa Savings. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Wauwatosa Savings’ higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Wauwatosa Savings’ funding costs. Additionally, Wauwatosa Savings’ higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected uses of proceeds are highlighted below.

•	MHC. The Bank intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Company. The MHC funds will be held in low risk liquid instruments.

•	Wauwatosa Holdings, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, investment in real estate development joint ventures, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	Wauwatosa Savings. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

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     Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Wauwatosa Savings’ operations.

Balance Sheet Trends

     Table 1.1 shows the Bank’s historical balance sheet data for the past five and three-quarter fiscal years. From June 30, 2000 through March 31, 2005, Wauwatosa Savings’ assets increased at an 8.9% annual rate. Asset growth was largely the result of loan growth and loans constitute the major portion of the Bank’s interest-earning asset composition. Asset growth has been funded with a combination of deposits and borrowings, as well as retained earnings. A summary of Wauwatosa Savings’ key operating ratios for the past five and three-quarter fiscal years are presented in Exhibit I-3.

     Wauwatosa Savings’ loans receivable portfolio increased at an 8.2% annual rate from fiscal year end 2000 through March 31, 2005, with the portfolio exhibiting positive growth throughout the period. The Bank’s slightly lower loan growth rate compared to its asset growth rate provided for a decrease in the loans-to-assets ratio from 89.9% at fiscal year end 2000 to 87.2% at March 31, 2005. Wauwatosa Savings’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 53.6% of total loans receivable consisted of 1-4 family loans (inclusive of home equity loans and home equity lines of credit) at March 31, 2005. Trends in the Bank’s loan portfolio composition over the past five and three-quarter fiscal years show that the concentration of 1-4 loans comprising total loans decreased from a high of 62.4% at fiscal year end 2000 to a low of 53.6% at March 31, 2005. The decline in the ratio of 1-4 family loans comprising total loans was the result of other types of loans growing at a faster rate than 1-4 family loans, particularly with respect to growth experienced in multi-family loans. The Bank’s development of a lending niche in multi-family loans is evidenced by the growing concentration of such loans, with the level of multi-family loans comprising total loans receivable increasing from 27.0% at fiscal year end 2000 to 31.2% at March 31, 2005. Multi-family loans have been the primary source of the Bank’s commercial real estate and multi-family loan growth. Construction and land loans represent another area of significant lending diversification for the Bank, fluctuating from a low of 7.3% of total loans at fiscal year end 2001

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to a high of 11.7% of total loans at March 31, 2005. The balance of the mortgage loan portfolio consists of commercial real estate loans, which ranged from a low of 3.1% of total loans at fiscal year end 2000 to a high of 4.5% of total loans at fiscal year end 2003 and equaled 3.5% of total loans at March 31, 2005. Except for home equity loans and home equity lines of credit, which are included in the 1-4 family loan balance, the Bank’s consumer lending activities have been minimal and at March 31, 2005 consumer loans comprised only 0.01% of total loans outstanding.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Wauwatosa Savings’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be initially invested into investments with short-term maturities. Over the past five and three-quarter fiscal years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) has ranged from a low of 7.8% of assets at fiscal year end 2001 to a high of 11.6% of assets at fiscal year end 2003. As of March 31, 2005, cash and investments maintained by the Bank equaled 8.8% of assets. Mortgage-backed securities comprise the most significant component of the Bank’s investment portfolio, consisting of a mixture of fixed rate and adjustable rate securities, all of which are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). At March 31, 2005, the mortgage-backed securities portfolio totaled $55.7 million, consisting of $6.0 million of pass-through securities and $49.8 million of collateralized mortgage obligations (“CMOs”). The mortgage-backed securities portfolio is maintained as available for sale and at March 31, 2005 the portfolio reflected a net gross unrealized loss of $1.7 million.

Beyond the Bank’s investment in mortgage-backed securities, the only other investments held by Wauwatosa Savings at March 31, 2005 consisted of U.S. Government and agency securities ($27.2 million), municipal bonds ($4.4 million) and FHLB stock ($13.9 million). This investment portfolio is maintained as available for sale and reflected a net gross unrealized loss of $123,000 at March 31, 2005. The Bank also maintained cash and cash equivalents of $17.6 million at March 31, 2005, which equaled 1.3% of assets. Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

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     The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of substantially all of the Bank’s employees. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2005, the cash surrender value of the Bank’s BOLI equaled $21.7 million.

     Over the past five and three-quarter fiscal years, Wauwatosa Savings’ funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 2000 through March 31, 2005, the Bank’s deposits increased at an annual rate of 7.0%. Positive deposit growth was sustained throughout the period covered in Table 1.1, but the level of deposits funding assets declined reflecting increased utilized of borrowings by the Bank. Accordingly, deposits as a percent of assets declined from 87.9% at fiscal year end 2000 to 80.8% at March 31, 2005. Time deposits have consistently accounted for the major portion of the Bank’s deposit composition and equaled 89.6% of total deposits at March 31, 2005.

     Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings have become a more prominent funding source for the Bank during the past five and three-quarter years, as the Bank did not hold any borrowings at fiscal year ends 2000 and 2001. Comparatively, borrowings equaled 7.9% of assets at March 31, 2005. The Bank’s use of borrowings has generally been limited to FHLB advances and federal funds purchased. The Bank held $106.2 million of borrowings at March 31, 2005, which consisted entirely of FHLB advances.

     Since fiscal year end 2000, retention of earnings and the adjustment for the net unrealized loss or gain on available for sale securities translated into an annual capital growth rate of 8.8% for the Bank. Capital growth essentially matched the Bank’s asset growth, as Wauwatosa Savings’ equity-to-assets ratio equaled 9.7% at fiscal year end 2000 and at March 31, 2005. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2005. The addition of stock proceeds will serve to strengthen Wauwatosa Savings’ capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Bank’s

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relatively high pro forma capital position, Wauwatosa Savings’ ROE can be expected to initially be below industry averages following its stock offering.

Income and Expense Trends

     Table 1.2 shows the Bank’s historical income statements for the past five fiscal years and for the twelve months ended March 31, 2005. The Bank reported positive earnings over the past five and three-quarter fiscal years, ranging from a low of 0.54% of average assets during fiscal 2001 to a high of 1.08% of average assets during fiscal 2002. For the twelve months ended March 31, 2005, the Bank reported earnings of $9.2 million equal to 0.72% of average assets. Net interest income and operating expenses represent the primary components of Wauwatosa Savings’ core earnings. Non-interest operating income derived from retail banking activities has been a very limited contributor to earnings. The amount of loan loss provisions established over the past five and three-quarter fiscal years has varied, but in general loan loss provisions have not been a significant factor in the Bank’s earnings. Gains realized from the sale of investments and other assets typically have not been a significant factor in the Bank’s earnings, with the largest gains being recorded during the most recent twelve month period. Offsetting the higher gains booked for the twelve months ended March 31, 2005 was a tax expense adjustment of $1.8 million, which was an accrued liability related to an ongoing dispute with the Wisconsin Department of Revenue.

     Over the past five and three-quarter years, the Bank’s net interest income to average assets ratio ranged from a low of 1.92% during fiscal 2001 to a high of 2.93% for the twelve months ended March 31, 2005. The large increase realized in the Bank’s net interest income ratio from fiscal 2001 to fiscal 2003 (1.92% to 2.91%) was facilitated by a widening of the yield-cost spread, which resulted from the more immediate impact that the decline in short-term interest rates has had on the Bank’s funding costs relative to asset yields. Accordingly, the Bank’s net interest spread increased from 1.41% in 2001 to 2.83% in fiscal 2003. Comparatively, the Bank experienced a decline in the net interest income ratio during fiscal 2004, reflecting some compression experienced in the net interest margin from accelerated repayments in the loan and MBS portfolios due to borrowers refinancing into lower rate loans and the impact of a flatter yield curve on a balance sheet that is liability sensitive in the short-

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term. The improvement in the net interest income ratio for the most recent twelve month period was supported by an increase in the interest income ratio realized from an increase in the concentration of loans comprising total assets and a higher overall yield earned on interest-earning assets. The Bank’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

     Consistent with the Company’s adherence to a traditional thrift strategy and resultant limited diversification, sources of non-interest operating income have been a fairly minor contributor to earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have been maintained at a relatively stable level, ranging from a low of 0.15% of average assets during fiscal years 2000 and 2001 to a high of 0.27% of average assets during fiscal year 2003. For the twelve months ended March 31, 2005, non-interest operating income equaled 0.22% of average assets. Sources of non-interest operating income consist substantially of fees and service charges generated from the Bank’s retail banking activities, the increase in cash surrender value of life insurance and miscellaneous other income. Fees and charges generated from the deposit base are limited by the low concentration of deposits that are maintained in checking accounts. Furthermore, since the Bank is a portfolio lender, it does not earn secondary marketing or servicing income.

     Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 1.18% of average assets during fiscal 2001 to a high of 1.79% of average assets during the twelve months ended March 31, 2005. The increase in the operating expense ratio has been largely due to higher compensation costs related to an increase in staffing levels to support and manage the Bank’s growth, annual increases in salary for existing employees and increases in pension benefit expenses. In general, the Bank’s maintenance of a relatively low operating expense ratio has been facilitated by implementation of a relatively undiversified operating strategy, maintenance of a high concentration of deposits in low servicing cost time deposits and the absence of off-balance sheet activities that require additional staffing needs such as maintaining a portfolio of loans serviced for others. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At

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the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

     Overall, the general trends in the Bank’s net interest margin and operating expense ratio since fiscal 2000 reflect a slight decline in the Bank’s core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Wauwatosa Savings’ expense coverage ratio equaled 1.71 times in fiscal 2000, versus a comparable ratio of 1.64 times for the twelve months ended March 31, 2005. The slight decline in the expense coverage ratio was the result of an increase in the operating expense ratio, which was largely negated by an increase in the net interest income ratio. Similarly, Wauwatosa Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 54.9% in fiscal 2000 was slightly more favorable than the 56.8% efficiency ratio maintained for the twelve months ended March 31, 2005.

     Over the past five and three-quarter years, loan loss provisions established by the Bank ranged from a low of 0.05% of average assets during fiscal 2003 to a high of 0.13% of average assets during fiscal 2000 and 2002. For the twelve months ended March 31, 2005, loan loss provisions established by the Bank equaled $1.450 million or 0.11% of average assets. As of March 31, 2005, the Bank maintained valuation allowances of $4.5 million, equal to 0.38% of net loans receivable and 35.7% of non-performing loans. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five and three-quarter fiscal years.

     Non-operating income and expenses typically have not been a material factor in the Bank’s earnings. Non-operating income has been substantially limited by the Bank’s general philosophy of retaining all loans originated for investment. Loan sales gains recorded in fiscal 2000 and 2001 were realized from the sale of loan participations. Gains had a comparatively larger impact on the Bank’s earnings during the twelve months ended March 31, 2005, amounting to $549,000 or 0.04% of average assets. Most of the gains recorded during the most recent twelve month period resulted from a $488,000 net gain on the sale of land and a building. The gains that have been recorded by the Bank during the past five and three-quarter fiscal years are not considered to be part of the Bank’s recurring earnings base.

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     The Bank’s effective tax rate ranged from a low of 29.05% in fiscal 2000 to a high of 44.26% for the twelve months ended March 31, 2005. The higher effective tax rate for the most recent twelve month period was primarily due to an accrued liability reserve of $1.8 million that was recorded during the period in connection with an ongoing dispute with the Wisconsin Department of Revenue. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate approximates 36.50%.

Interest Rate Risk Management

     The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. An income simulation analysis is performed at least quarterly to monitor and review the Bank’s interest rate risk exposure. Based on balance sheet data as of March 31, 2005, a 2.0% instantaneous and sustained increase in interest rates would result in a 7.54% decrease in the Bank’s net interest income over twelve months (see Exhibit I-7), which is within targeted limits set forth in the Bank’s Asset/Liability policy.

     The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through emphasizing origination of 1-4 family loans with initial three- or five-years fixed rate lock periods and then are subject to repricing at the option of the Bank, emphasizing origination of commercial real estate and multi-family with three- to five-year balloon provisions and investing in securities with short-terms or floating rates. As of March 31, 2005, of the Bank’s total loans due after March 31, 2006, variable rate loans comprised 68.0% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms of more than one year and through offering attractive rates on certain longer term CDs for purposes of reducing the interest rate sensitivity of the deposit base. Pursuant to the Bank’s business plan, an emphasis is also being

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placed on increasing the concentration of less interest rate sensitive transaction accounts that comprise total deposits through growth of checking account deposits.

     The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

     Wauwatosa Savings’ lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized multi-family, commercial real estate and land development loans. The Bank is also active in the origination of construction loans, while diversification into non-mortgage types of lending has been very limited. Going forward, the Bank’s lending strategy is to emphasize growth of multi-family loans relative to the other lending areas, as the Bank has been building a lending niche with borrowers that invest in multi-family properties. However, the origination of 1-4 family permanent mortgage loans is expected to remain as the largest source of originations for the Bank. Exhibit I-9 provides historical detail of Wauwatosa Savings’ loan portfolio composition over the past five and three-quarter fiscal years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of March 31, 2005.

     Wauwatosa Savings originates both short-term fixed rate and variable rate 1-4 family permanent mortgage loans. Generally all 1-4 family originations are retained by the Bank. Most of the Bank’s 1-4 family loans are originated with initial fixed rate locks of three or five years and then are subject to repricing at the option of the Bank. After the initial lock period, the loans can be repriced up to two times annually. Historically, the Bank has elected not to increase loan rates after the initial lock period, which is a philosophy that is expected to be maintained following the stock offering. Loans are amortized for terms of up to 30 years and are generally underwritten to secondary market standards. Loans with loan-to-value (“LTV”) ratios above

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80.0% require private mortgage insurance (“PMI”). As of March 31, 2005, the Bank’s 1-4 family loan portfolio totaled $668.2 million or 53.6% of total loans outstanding.

     The 1-4 family loan balance at March 31, 2005 included approximately $41.4 million of home equity lines of credit. Home equity lines of credit are tied to the prime rate and the Bank will lend up to a maximum LTV ratio of 90.0% of the combined balance of the home equity line of credit and the first lien. In the event that the line of credit is being obtained for interim financing of a new home purchase, the maximum LTV ratio can be increased up to 100.0%. A higher margin is applied to lines of credit with LTV ratios above 80.0%.

     Construction loans originated by the Bank consist of loans to finance the construction of 1-4 family residences, as well as multi-family and commercial real estate properties. The Bank’s 1-4 family construction lending activities consist of construction financing for construction/permanent loans as well as speculative loans that are extended to builders. Construction/permanent loans are offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. Speculative loans for the construction of 1-4 family properties are generally originated at slightly higher rates than permanent mortgage loans. Commercial real estate and multi-family loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Loans for the construction of commercial real estate and multi-family loans are extended up to a LTV ratio of 80.0% based on the lesser of the appraised value of the property or cost of construction. Land loans consist substantially of properties that will be used for residential and multi-family development. Land loans typically are fixed rate loans with a one-year lock period and are amortized for terms of up to ten years. Land loans are originated up to a maximum LTV ratio of 80.0%. As of March 31, 2005, Wauwatosa Savings’ outstanding balance of construction and land loans totaled $146.2 million or 11.7% of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are substantially collateralized by properties in Milwaukee metropolitan area and nearby surrounding markets. Wauwatosa Savings originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0%. Commercial real estate and multi-

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family loans are generally extended as three- or five-year balloon loans with amortization terms of up to 30 years. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of apartments, condominiums, land development for a residential subdivision, retail properties, churches, restaurants and mixed-use properties. Growth of the commercial real estate and multi-family loan portfolio is a targeted area of lending growth in the Bank’s business plan, with loans originated on multi-family investment properties serving as the primary source of growth. Growth will be supported by the increase in capital provided by stock proceeds, as the Bank’s higher capital position will increase the loans-to-one borrower limit and, thereby, provide for increased flexibility with respect to retaining credits that are currently near the regulatory limit for loans-to-one borrower. As of March 31, 2005, the Bank’s commercial real estate and multi-family loan portfolio totaled $431.2 million or 34.6% of the total loan portfolio.

     Diversification into non-mortgage types of lending has not been an area of lending emphasis for the Bank and is expected to remain as a very limited component of total loans outstanding. The nominal balance of non-mortgage loans maintained at March 31, 2005 consisted primarily of credit card balances.

     Exhibit I-11 provides a summary of the Bank’s lending activities over the past three and three-quarter fiscal years. Over the past three and three-quarter fiscal years loan growth has been sustained by an increase in lending volume, with total loans originated increasing from $247.5 million during fiscal 2002 to $459.6 million during fiscal 2004. For the nine months ended March 31, 2005 total loans originated by the Bank equaled $355.8 million. Originations of 1-4 family loans comprised the largest portion of the Bank’s lending volume during the past three and three-quarter fiscal years, with such originations increasing from $146.0 million during fiscal 2002 to $244.9 million during fiscal 2004 and for the nine months ended March 31, 2005 1-4 family loan originations totaled $173.1 million. During the past three and three-quarter fiscal years, originations of 1-4 family loans accounted for 52.9% of the total loans originated by the Bank. Multi-family loans represented the second highest source of originations during the past three and three-quarter fiscal years, with the Bank’s annual lending volume for multi-family loans more than doubling during the period. Multi-family loans originated increased from $53.1 million during fiscal 2002 to $129.2 million during fiscal 2004 and for the nine months ended March 31, 2005 multi-family loans originated totaled $116.3 million. In total, multi-family loan

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originations accounted for 28.1% of total loans originated over the past three and three-quarter fiscal years. The upward trend in the Bank’s lending volume was partially offset by increased principal repayments, particularly during fiscal 2003 as borrowers took advantage of historically low mortgage rates to refinance into lower rate mortgage loans. With the exception of $1.4 million of loans purchased during fiscal 2004, the Bank did not purchase or sell any loans during the past three and three-quarter fiscal years.

Asset Quality

     Over the past five and three-quarter fiscal years, Wauwatosa Savings’ balance of non-performing assets ranged from a low of 1.03% of assets at fiscal year end 2004 to a high of 1.80% of assets at fiscal year end 2000. The Company held $14.0 million of non-performing assets at March 31, 2005, equal to 1.04% of assets. As shown in Exhibit I-12, the Company’s balance of non-performing assets at March 31, 2005 consisted of $12.5 million of non-accruing loans and $1.4 million of real estate owned. The largest concentration of non-accruing loans at March 31, 2005 consisted of commercial real estate and multi-family loans ($6.2 million) followed 1-4 family loans ($5.3 million) and construction and land loans ($1.0 million).

     To track the Bank’s asset quality and the adequacy of valuation allowances, Wauwatosa Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and quarterly by the Board of Directors. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2005, the Bank maintained valuation allowances of $4.5 million, equal to 0.38% of net loans receivable and 35.7% percent of non-performing loans.

Funding Composition and Strategy

     Deposits have consistently accounted for the substantial portion of the Bank’s interest-bearing funding composition and at March 31, 2005 deposits equaled 91.1% of Wauwatosa Savings’ interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit

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composition for the past three and three-quarter fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2005. The Bank’s deposit composition is highly concentrated in CDs, with the current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2005, the CD portfolio totaled $973.8 million or 89.6% of total deposits and 59.0% of the CDs were scheduled to mature in one year or less. As of March 31, 2005, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $269.6 million or 27.7% of total CDs. Brokered CDs totaled $117.6 million or 10.8% of total deposits. The Bank’s policy is to limit brokered CDs to no more than 20% of total deposits.

     Lower cost savings and transaction accounts comprise the balance of the Bank’s deposit composition, with such deposits amounting to $112.5 million or 10.4% of total deposits at March 31, 2005. The concentration of core deposits comprising total deposits has been fairly consistent over the past three and three-quarter fiscal years, ranging from a low of 9.9% of total deposits at fiscal year end 2002 to a high of 12.3% of total deposits at fiscal year end 2004. Increasing the concentration of core deposits in the deposit base is a strategic initiative that has been targeted in the Bank’s business plan, in which checking accounts will be pursued as the primary source of core deposit growth. The Bank’s core deposits consist mostly of interest-bearing demand accounts, which totaled $71.3 million or 63.4% of core deposits at March 31, 2005.

     Borrowings serve as an alternative funding source for the Bank to support management of funding costs and interest rate risk. FHLB advances constitute the primary source of borrowings utilized by the Bank, which are at times supplemented with federal funds purchased. At March 31, 2005 the Bank maintained total borrowings of $106.2 million, which consisted of $48.0 million of short-term FHLB advances and $58.2 million of long-term FHLB advances with laddered due dates out to August 2008. The Bank’s policy is to limit FHLB advances to no more than 15% of total deposits. Exhibit I-15 provides further detail of Wauwatosa Savings’ borrowing activities during the past three and three-quarter fiscal years.

     Following the stock offering, it is anticipated that the Bank’s growth will continue to be funded by a combination of deposits and borrowings. To the extent additional borrowings are required to fund growth, FHLB advances are expected to remain as the primary source of borrowings utilized by the Bank.

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Subsidiaries

     The Bank maintains two wholly-owned subsidiaries: Wauwatosa Investments, Inc. (“Wauwatosa Investments”) and Main Street Real Estate Holdings, LLC. (“Main Street”). Wauwatosa Investments is a Nevada investment subsidiary, which holds and manages part of the Bank’s investment and loan portfolios. Main Street is a real estate subsidiary, which holds two of the Bank’s branches and the corporate office center. Main Street has also leased the facility that will replace the existing Waukesha branch, which is scheduled to occur by the end of 2005.

Legal Proceedings

     Wauwatosa Savings is not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

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II. MARKET AREA

Introduction

     Headquartered in Wauwatosa, Wisconsin, the Bank maintains five stand-alone branch locations, one branch in a grocery store and a drive-thru only facility. The Bank’s branch offices, which are located in the southern and western suburbs of the Milwaukee metropolitan area, serve markets throughout the Milwaukee metropolitan area. Currently, the Bank maintains a branch presence in Milwaukee County and Waukesha County. Exhibit II-1 provides information on the Bank’s office facilities.

     The regional market area has a fairly diversified economy, with services (healthcare providers are a major source of service employment in the Milwaukee metropolitan area), wholesale/retail trade, manufacturing, and state and local government constituting the major employment sectors. The region is a highly competitive environment, and includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been taken into account regarding their relative impact on value.

National Economic Factors

     The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, job growth picked-up in the second quarter of 2004, including in the manufacturing sector. An additional 248,000 jobs were created in May 2004, bringing the three month total of jobs added to almost one million – the biggest three month increase since 2000. The May 2004 unemployment rate remained at 5.6%, as more people entered the labor market looking for work. Despite higher

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mortgage rates, sales of new and existing homes surged to record highs in May. Consumer spending rose 1.0% in May, which was the largest increase since October 2001. However, orders for durable goods posted an unexpected decline in May, resulting in the first back-to-back month drops in durable goods orders since the end of 2002. The economy showed additional signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. Job growth was also less than anticipated in June and the unemployment rate remained unchanged at 5.6% for the third straight month. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate.

     Surging oil prices continued to hamper the U.S. economy at the beginning of the third quarter of 2004, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. A decline in July new home sales and only a modest gain in July durable goods orders further suggested that the economy had hit a soft patch. Employment data showed a strengthening jobs market for August, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity continued to decelerate, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. However, new home sales bounced back in August, rising 9.4% from July. Third quarter GDP rose at a slower than expected 3.7% annual rate, while lower interest rates supported a 3.5% increase in new home sales for September. Job growth was less than anticipated in September, although the unemployment rate remained unchanged at 5.4%.

     High oil prices remained as a constraint on the economy at the beginning of the fourth quarter of 2004, as U.S. manufacturing activity fell to a thirteen month low in October 2004. Consumer confidence also fell in October reflecting concerns over sluggish job growth. However, job growth was strong in October as 337,000 jobs were added, although the national unemployment rate for October ticked up to 5.5% as more people started to look for jobs. Helped by the strong job growth and lower oil prices, consumer confidence rose in November. Notwithstanding the employment gains, the leading economic indicators fell for a fifth straight month in October. Low mortgage rates continued to support strong home sales for October.

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U.S. job growth for November slowed sharply, although the U.S. unemployment rate for November declined to 5.4%. Economic data at the close of the year generally reflected signs of an improving economy, which included a jump in durable-goods orders in November, the largest increase in December retail sales in five years, December consumer confidence increasing to its best level since the summer and solid job growth reflected in the December employment data with the December national unemployment holding steady at 5.4%. Housing starts were also up strongly in December and the leading economic indicators rose in December for the second straight month. However, fourth quarter GDP growth was slower than expected, increasing at a 3.8% annual rate for the quarter.

     Economic data for the beginning of the first quarter of 2005 was mixed. The manufacturing sector continued to expand in January 2005 and retail sales continued to be a healthy contributor to the economy in January. While the January 2005 unemployment rate declined to 5.2%, its lowest rate since 2001, its was mostly attributable to a decline in the number of people looking for jobs as job growth fell below expectations in January. After gaining 0.3% in December, the index of leading economic indicators slipped 0.3% in January. Retail sales were better-than-expected in February and job growth jumped in February, although the national unemployment rate rose in February to 5.4%. February economic data also showed a rise in durable-goods orders and a surge in new home sales, providing further indications that the economy’s steady growth was continuing. However, despite a decline in the March U.S. unemployment rate to 5.2%, job growth was sluggish in March with the 110,000 jobs added in March marking the smallest gain since last July. While new home sales were unexpectedly strong in March, the economy showed signs of slowing down at the end of the first quarter as indicated by slowing job growth, a drop in consumer confidence and disappointing retail sales. First quarter GDP rose at a 3.5% annual rate, reflecting modest slowing from the fourth quarter.

     A sharp drop in initial jobless claims and a report showing a pick-up in manufacturing activity in the mid-Atlantic region suggested that the economy gained momentum at the start of the second quarter of 2005, after slowing in March. Job growth was stronger than expected in April, with the April national unemployment rate holding steady at 5.2%. Record new and existing home sales in April, as well as strong increases in April retail sales and durable goods

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orders, provided further evidence that the economy had recovered from the slowdown in March.

     In terms of interest rate trends over the past year, robust job growth in April 2004 sharpened the sell-off in long-term Treasuries during the first half of May 2004, as expectations increased that the Federal Reserve would raise interest rates soon. Treasury yields eased lower during mid-May, as investors shifted money to the relative safety of bonds in reaction to India’s election results and the assassination of the head of the Iraqi Governing Council. Strong job growth reflected in the May employment data and growing inflation concerns reversed the downward trend in bond yields during the first half of June, with the yield on the 10-year Treasury note hitting a two year high in mid-June. Bond yields stabilized ahead of the Federal Reserve meeting at the end of June, as only a moderate increase in core consumer prices during May served to subdue concerns of a sharp rise in inflation. The Federal Reserve’s decision to raise its short-term rate from 1.00% to 1.25% provided a boost to bond prices at the close of the second quarter, as the Federal Reserve indicated that it would continue to raise the Federal Funds rate a quarter-point at a time.

     Signs of slower economic growth and a smaller than expected increase in June 2004 consumer prices served to stabilize interest rates through most of July. Bond yields declined during the first half of August, as higher oil prices slowed the pace of economic expansion. The Federal Reserve raised short-term rates a quarter-point to 1.50% in August and signaled that more increases were in store for 2004, based on expectations that the slowdown in the economy would only be temporary. Interest rates stabilized from mid-August through mid-September, while higher oil prices and only a modest increase in August consumer prices contributed to a rally in bond prices in mid-September. The bond market reacted favorably to the Federal Reserve’s decision to raise the target rate to 1.75% at its September meeting, with the yield on the ten-year Treasury note edging below 4.0% in late-September. Treasury prices declined slightly at the close of the third quarter, which was largely attributed to profit taking and stronger than expected GDP growth reported for the second quarter.

     Weaker than expected employment data for September 2004 and higher oil prices pushed bond yields lower at the start of the fourth quarter, with the yield on the ten-year Treasury note edging back below 4.0% in late-October. Treasury yields increased during early-November, on

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news of stronger than expected job growth for October and a decline in oil prices to a three week low. The Federal Reserve raised the Federal Funds rate a quarter-point to 2.00% as expected at its November meeting, which combined with mixed economic data served to stabilize long-term bond yields in mid-November. Lower oil prices and concerns about the weak dollar pushed bonds prices lower in late-November. In early-December, bonds rallied on the weaker than expected employment data for November. The positive trend in U.S. Treasuries continued through mid-December, as the Federal Reserve raised its key interest rate target by a quarter-point to 2.25% and indicated that it would continue to raise interest rates at a measured pace based on expectations of moderate economic growth and well contained inflation. Treasury yields moved higher at the close of 2004 on news of a surge in consumer confidence during December.

     Treasury yields increased sharply at beginning of 2005 on signs that economic growth was picking up momentum and indications from the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Despite generally favorable economic data, Treasury yields eased lower during mid- and late-January as investors dumped stocks in favor of bonds. The Federal Reserve raised its target interest rate by another quarter-point in early-February and signaled no change in its plan for more increases. The as expected rate increase and January employment data showing lower than expected job growth sparked a rally in long-term Treasury bonds, with the yield on the ten-year Treasury falling below 4.0% in early-February. Bond yields moved higher in mid- and late-February on inflation concerns and indications of higher interest rates from the Federal Reserve. The generally strong economic data for February and signals from the Federal Reserve that it was becoming more concerned about inflation sustained the upward trend in interest rates through most of March. As expected, the Federal Reserve concluded its March meeting by raising its target rate to 2.75% from 2.5%. Treasury yields eased lower at the end of March and into early-April, as a key inflation gauge held steady in February and March job growth fell well short of expectations.

     The downward trend in long-term Treasury yields generally prevailed through most of April 2005 on signs that the U.S. economy lost steam towards the end of the first quarter. A drop in consumer confidence in April and a weak first quarter GDP report fueled a decline in the 10-

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year Treasury yield below 4.20% at the end of April and, thus, further narrowed the gap between short- and long-term yields. The Federal Reserved raised the federal funds rate a quarter-point to 3.0% in early-May and indicated a plan of continued rate increases at a measured pace. The increase in short-term interest rates provided for further flattening of the yield curve, particularly as long-term interest rates declined in mid-May. As of May 20, 2005, one- and 10-year U.S. government bonds were yielding 3.35% and 4.13%, respectively, versus comparable year ago yields of 1.76% and 4.79%. Exhibit II-2 provides historical interest rate trends from 1995 through May 20, 2005.

Market Area Demographics

     Demographic growth in the markets served by the Bank has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. The market area is characterized by two distinctly different types of markets. Milwaukee County is a more densely populated urban market that has been experiencing limited or no growth in recent years, while Waukesha County is a faster growing suburban market. Since 2000, Milwaukee County has experienced a slight decline in population and no change in households, reflecting the out migration of population to the surrounding suburban markets. Comparatively, population and household growth in Waukesha County were above the comparable growth rates for Wisconsin. Waukesha County’s annual population growth rate for the 2000 to 2004 period matched the U.S. growth rate, while household growth in Waukesha County exceeded the U.S. growth rate. Projected five-year population and household growth rates for the counties of Milwaukee and Waukesha are expected to be consistent with recent historical trends.

     Income levels reflect that Waukesha County is a relatively affluent market, while income measures for Milwaukee County reflect a less prosperous market. The greater wealth of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs. Additionally, much of the growth in white collar jobs for the Milwaukee metropolitan area has been occurring in suburban markets. The per capita and median household income measures for Milwaukee County were

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below statewide measures, reflecting a higher concentration of blue-collar workers, both skilled and unskilled, as well as some areas of poverty in the city of Milwaukee. Household income is projected to increase throughout the primary market area over the next five years at comparable rates that have occurred during the past four years. Household income distribution measures further imply that Waukesha County is a relatively affluent market area, as Waukesha County maintains a notably higher percentage of households with incomes of $100,000 or more in comparison to the U.S., Wisconsin and Milwaukee County.

Regional Economy

     The market area reflects a diverse cross section of employment sectors, which partially mitigates the risk associated with a decline in any particular economic sector or industry. Once the backbone of the region’s employment base, the manufacturing sector has been contracting with most of the job growth occurring in services (healthcare providers are a major source of service employment in the Milwaukee metropolitan area). Notwithstanding, the decline in manufacturing jobs, manufacturing activity remains a significant component of the regional economy. Similar to statewide data, services and trade play a major role in the local market area economy. Government and finance/insurance/real estate jobs also constitute major employment sectors regionally.

     Comparative employment data shown in Table 2.2 shows that the faster growing suburban county of Waukesha had higher employment concentrations in the manufacturing, wholesale/retail and construction sectors, while the more urban and slower growing Milwaukee County market maintained a notably higher concentration of service jobs. The higher concentration of manufacturing employment in Waukesha is viewed as supporting growth opportunities in that market, given that manufacturing jobs tend to be relatively high paying jobs. Comparatively, the high concentration of service jobs in Milwaukee County is considered to be less conducive for supporting growth opportunities, as a significant portion of service jobs tend to be relatively low paying jobs. The manufacturing sector is supported by machinery production, including mining machinery, construction machinery and small gasoline engines. A variety of high technology industries also maintain a manufacturing presence in the Milwaukee

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metropolitan area, producing durable goods such as computers, industrial robots and avionics. The Milwaukee metropolitan area is also headquarters to a number of Fortune 500 companies, including Briggs & Stratton, Harley-Davidson, Johnson Controls and Rockwell International. Overall, the distribution of employment exhibited in the primary market area is indicative of a fairly diverse economic environment. Table 2.2 provides an overview of employment by sector, for both of the primary market area counties and the state of Wisconsin.

Table 2.2
Primary Market Area Employment Sectors
(Percent of Labor Force)

				Primary
				Market
Employment Sectors	Wisconsin	Milwaukee	Waukesha	Average
Services	36.4%	45.3%	34.3%	39.8%
Manufacturing	15.9	11.7	18.6	15.2
Wholesale/Retail Trade	15.2	13.7	18.3	16.0
Government	12.3	11.3	6.9	9.1
Fin. Ins. Real Estate	7.5	8.9	8.9	8.9
Construction	5.3	2.8	7.2	5.0
Transportation/Utilities	3.6	3.8	2.9	3.4
Information	1.7	2.4	2.3	4.3
Other	2.1	0.1	0.6	0.3

	100.0%	100.0%	100.0%	100.0%

Source: Regional Economic Information System Bureau of Economic Analysis.

     Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Wisconsin, are shown in Table 2.3. Current unemployment rates for Waukesha County and Milwaukee County were respectively lower and higher than the comparable Wisconsin and U.S. unemployment rates. The comparatively higher unemployment rate indicated for Milwaukee County tends to be a characteristic of urban markets in general, as more urbanized markets generally have higher core unemployment rates than the more affluent and faster growing suburban markets. Similar to the U.S. and Wisconsin, the March 2005 unemployment rates for the counties of Milwaukee and Waukesha were lower compared to a year ago reflecting that the regional economy participated in the national economic recovery over the past year.

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Table 2.3
Unemployment Data

Region	March 2004	March 2005
United States	6.0%	5.4%
Wisconsin	6.2	5.5
Milwaukee County	6.9	6.0
Waukesha County	4.8	4.2

     Source: U.S. Bureau of Labor Statistics.

Deposit Trends

     The Bank’s retail deposit base is closely tied to the economic fortunes of the Milwaukee metropolitan area and, in particular, the areas that are nearby to one of Wauwatosa Savings’ branches. Table 2.4 displays deposit market trends from June 30, 2002 through June 30, 2004 for the branches that were maintained by the Bank during that period. Additional data is also presented for the state of Wisconsin. The data indicates that, despite Waukesha County’s more favorable demographic trends, deposit growth was stronger in Milwaukee County. Consistent with the state of Wisconsin, commercial banks maintained a larger market share of deposits than savings institutions in the counties of Milwaukee and Waukesha. For the two year period covered in Table 2.4, savings institutions realized a slight increase in deposit market share in Waukesha County while losing market share in Milwaukee County.

     Wauwatosa Savings maintains its largest balance and largest market share of deposits in Milwaukee County. The Bank’s $891.6 million of deposits at the Milwaukee County branches, which includes a drive-thru only facility, represented a 3.2% market share of thrift and bank deposits at June 30, 2004. Comparatively, the Bank’s $160.1 million of deposits at the Waukesha County branches represented a 2.2% market share of thrift and bank deposits at June 30, 2004. During the two year period, Wauwatosa Savings’ deposit market share increased slightly in Waukesha County and declined slightly in Milwaukee County. The Bank’s deposit totals indicated for Milwaukee County include brokered CDs, which equaled $102.4 million and

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$128.0 million at June 30, 2002 and June 30, 2004, respectively.

Competition

     The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions and credit unions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Wauwatosa Savings. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Bank’s largest competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically. Wauwatosa Savings’ market share of deposits in Milwaukee County is the largest among savings institutions. The Bank’s deposit market share and market rank are also provided in Table 2.5.

Table 2.5
Wauwatosa Savings Bank
Market Area Deposit Competitors

Location	Name
Milwaukee County	U.S. Bancorp. (32.5%)
Marshall & Ilsley Corp. (28.8%)
JPMorgan Chase & Co. (6.7%)
Wauwatosa SB (3.2%) — Rank of 5

Waukesha County	Marshall & Ilsley Corp. (20.1%)
JPMorgan Chase & Co. (10.0%)
Associated Banc-Corp (7.7%)
Wauwatosa SB (2.2%) — Rank of 12

Source: SNL Financial

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III. PEER GROUP ANALYSIS

     This chapter presents an analysis of Wauwatosa Savings’ operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Wauwatosa Savings is provided by these public companies. Factors affecting the Bank’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Wauwatosa Savings and the Peer Group, will then be used as a basis for the valuation of Wauwatosa Savings’ to-be-issued common stock.

Peer Group Selection

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 29 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

     Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Wauwatosa Savings’ valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Bank’s Peer Group is consistent with the regulatory guidelines and

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other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

     This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group’s reported financial data and the

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financial data of Wauwatosa Savings are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Wauwatosa Savings’ Peer Group

     Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Midwest-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Wauwatosa Savings. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the Bank’s asset size of approximately $1.3 billion at March 31, 2005, the selection criteria used for the Peer Group was the ten largest publicly-traded MHCs in terms of asset size with assets of less than $5.0 billion, excluding MHCs that been publicly-traded for less than a year. The asset sizes of the Peer Group companies ranged from $277 million to $1.1 billion. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

     Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 145 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as

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Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Wauwatosa Savings and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Wauwatosa Savings and the Peer Group.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Wauwatosa Savings, we believe such companies form a good basis for the valuation of Wauwatosa Savings, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (15.17% of assets versus 11.03% for the all public average), generate lower earnings on a return on average assets basis (0.65% ROAA versus 0.75% for the all public average), and generate a lower return on equity (4.98% ROE versus 7.91% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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					Fully
			Peer Group		Converted
	All		Reported		Basis
	Publicly-Traded		Basis		(Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	$2,575		$577		$683
Equity/Assets (%)	11.03%		15.17%		26.16
Return on Assets (%)	0.75		0.65		0.71
Return on Equity (%)	7.91		4.98		2.93

Pricing Ratios (Averages)(1)
Price/Earnings (x)	19.48	x	31.97	x	26.70	x
Price/Book (%)	151.63%		193.75%		93.36%
Price/Assets (%)	16.54		28.69		24.22

(1)	Based on market prices as of May 20, 2005.

     The following sections present a comparison of Wauwatosa Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for Wauwatosa Savings and the Peer Group. Wauwatosa Savings and the Peer Group’s ratios reflect balances as of March 31, 2005, unless otherwise indicated for the Peer Group companies. Wauwatosa Savings’ net worth base of 9.7% was below the Peer Group’s average net worth ratio of 15.2%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds and will be more comparable to the Peer Group’s ratio following the conversion. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 9.7% and 14.5%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.6% of assets. The increase in Wauwatosa Savings’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will also result in a lower return on equity. Both Wauwatosa Savings’ and the Peer Group’s capital ratios reflected capital surpluses with

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respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will likely be comparable to the ratios indicated for the Peer Group.

     The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Wauwatosa Savings and the Peer Group. The Bank’s loans-to-assets ratio of 87.2% was greater than the comparable Peer Group ratio of 54.8%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 41.0% exceeded the comparable ratio for the Bank of 8.8%. Overall, Wauwatosa Savings’ interest-earning assets amounted to 96.0% of assets, which approximated the comparable Peer Group ratio of 95.8%.

     Wauwatosa Savings’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 80.8% of assets, which was above the Peer Group’s ratio of 69.9%. Comparatively, borrowings accounted for a lower portion of the Bank’s interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 7.9% and 13.2% for Wauwatosa Savings and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 88.7% and 83.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group’s ratio.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than the Bank’s ratio, based on respective IEA/IBL ratios of 115.3% and 108.2%. The additional capital realized from stock proceeds should provide Wauwatosa Savings with an IEA/IBL ratio that is comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Wauwatosa Savings’ growth rates are based on annualized growth for the nine month period ended March 31, 2005, while the Peer Group’s growth rates are based on annual growth

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for the twelve months ended March 31, 2005 or the most recent period available. Wauwatosa Savings’ assets increased at an 11.4% annualized rate, versus a 6.4% asset growth rate posted by the Peer Group. Asset growth for the Bank was sustained by loan growth, which was in part funded by redeployment of funds that were maintained in cash and investments. Loan growth was the primary source of asset growth for the Peer Group as well, which was supplemented with a more modest increase in cash and investments. Wauwatosa Savings’ future asset growth potential will be enhanced by the increased leverage capacity that will result from the infusion of net stock proceeds into capital.

     A combination of deposits and borrowings were used by the Bank and the Peer Group to fund asset growth, with the Bank’s deposit and borrowing growth rates exceeding the comparable Peer Group growth rates. The Peer Group’s borrowings growth rate was understated by two companies that had borrowing growth rates of more than 100%, which are reflected as “NM” in Table 3.2. Capital growth rates posted by the Bank and the Peer Group equaled 8.0% and 1.0%, respectively. Factors contributing to the Bank’s higher capital growth rate included earning a slightly higher return on assets, its lower level of capital and retention of all of its earnings. Comparatively, in addition to recording a slightly lower return on assets than the Bank, the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, can be expected to depress the Bank’s capital growth rate following the stock offering.

Income and Expense Components

     Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended March 31, 2005, unless otherwise indicated for the Peer Group companies. Wauwatosa Savings and the Peer Group reported net income to average assets ratios of 0.72% and 0.65%, respectively. The Bank’s higher return was supported by stronger core earnings with respect to net interest income and operating expenses. Largely offsetting the Bank’s higher net interest margin and lower level of operating expense was the additional tax expense of $1.8 million, which was an accrued liability related to an ongoing dispute with the Wisconsin Department of Revenue. The additional tax expense is reflected in

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the Bank’s effective tax rate of 44.26% for the twelve month period. A higher level of non-interest operating income and a lower level of loan loss provisions were also earnings advantages for the Peer Group.

     The Bank’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was largely offset by the Peer Group’s lower interest expense ratio. The Bank’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.93% versus 4.72% for the Peer Group), which was supported by the Bank’s interest-earning asset composition that reflected a higher concentration of loans in comparison to the Peer Group’s interest-earning asset composition. The Peer Group’s lower interest expense ratio was supported by a lower cost of funds (2.04% versus 3.08% for the Bank) and a lower level of interest-bearing liabilities funding assets. Overall, Wauwatosa Savings and the Peer Group reported net interest income to average assets ratios of 2.93% and 2.84%, respectively.

     In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 1.79% and 2.47%, respectively. The lack of any significant diversification into areas that generate income from non-interest earning sources, including maintenance of only a nominal balance of off-balance sheet loan servicing, supported containment of the Bank’s staffing needs and operating expenses in general. Consistent with the Bank’s lower operating expense ratio and less diversified operations, Wauwatosa Savings maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $7.1 million for the Bank, versus comparable measures of $5.2 million for the Peer Group and $5.3 million for all publicly-traded thrifts. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and expenses related to operating as a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Wauwatosa Savings’ capacity to leverage operating expenses will be comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

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     When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were stronger than the Peer Group’s. For the twelve months ended March 31, 2005, Wauwatosa Savings’ and the Peer Group’s expense coverage ratios equaled 1.64x and 1.15x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income were a larger contributor to the Peer Group’s earnings, with such income amounting to 0.22% and 0.68% of Wauwatosa Savings’ and the Peer Group’s average assets, respectively. The Bank’s relatively low earnings contribution realized from non-interest operating income highlights the implementation of a traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been very limited. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Wauwatosa Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 56.8% compared favorably to the Peer Group’s efficiency ratio of 69.9%.

     Loan loss provisions had a slightly larger impact on the Bank’s earnings, with loss provisions established by Wauwatosa Savings and the Peer Group equaling 0.11% and 0.07% of average assets, respectively. The higher level of loss provisions established by the Bank was consistent with its greater degree of diversification into higher risk types of lending (see Table 3.4), as well as the Bank’s higher ratio of total loans-to-assets.

     Net gains were not a significant factor in either the Bank’s or the Peer Group’s earnings, equaling 0.04% and 0.01% of average assets for the Bank and the Peer Group, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution’s core earnings.

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     Taxes had a larger impact on the Bank’s earnings, which was in part attributable to the $1.8 million accrued liability related to an ongoing dispute with the Wisconsin Department of Revenue. For the twelve months ended March 31, 2005, the Bank’s and the Peer Group’s effective tax rates equaled 44.26% and 25.62%, respectively. The Bank’s normalized effective tax rate is equal to 36.50%.

Loan Composition

     Table 3.4 presents data related to the loan composition of Wauwatosa Savings and the Peer Group. In comparison to the Peer Group, the Bank’s loan portfolio composition reflected a similar concentration in the aggregate of 1-4 family loans and mortgage-backed securities (53.8% of assets versus 54.1% for the Peer Group). The Peer Group maintained a higher concentration of mortgage-backed securities, which was largely offset by the Bank’s higher concentration of 1-4 family loans. Loans serviced for others equaled 0.1% and 4.4% of the Company’s and the Peer Group’s assets, respectively, thereby indicating that mortgage banking activities were a more significant, but still relatively modest, factor for the Peer Group’s operations. The Bank’s and the Peer Group’s small balances of loans serviced for others translated into modest balances of servicing intangibles, as servicing assets equaled 0.01% and 0.02% of the Bank’s and the Peer Group’s assets, respectively.

     Diversification into higher risk and higher yielding types of lending was more significant for the Bank, largely on the basis of the Bank’s higher concentration of commercial real estate/multi-family loans. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (32.1% of assets), followed by construction and land loans (6.1% of assets). Similarly, commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (11.3% of assets), while construction and land loans represented a limited area of lending diversification for the Peer Group (1.4% of assets). Commercial business loans and consumer loans were more significant areas of lending diversification for the Peer Group, with such loans equaling 3.3% and 3.2% of the Peer Group’s assets, respectively. Comparatively, commercial business lending is not an area of lending diversification for the Bank and the Bank maintains only a nominal

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balance of consumer loans. Overall, the Bank’s higher ratio of loans-to-assets and greater degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 70.4%, versus a comparable Peer Group ratio of 52.5%.

Interest Rate Risk

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Wauwatosa Savings’ interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s. Most notably, Wauwatosa Savings’ lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. However, a slightly lower level of non-interest earning assets represented an advantage for the Company with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Bank with balance sheet interest rate risk characteristics that are comparable to the Peer Group’s, particularly with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Wauwatosa Savings and the Peer Group. In general, the more significant fluctuations in the Bank’s ratios implied that the interest rate risk associated with the Bank’s net interest income was slightly greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Wauwatosa Savings’ assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

     Overall, the Bank’s credit risk exposure appears to be greater than the Peer Group’s, based on the Bank’s higher ratios of non-performing loans and non-performing assets and lower

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reserve coverage ratios as a percent of loans and non-performing loans. As shown in Table 3.6, the Bank’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 1.04% of assets, which was above the comparable Peer Group ratio of 0.45%. Non-performing loans equaled 1.07% of the Bank’s loans compared to 0.59% for the Peer Group. The Bank maintained a lower level of loss reserves as a percent of non-performing loans (35.7% versus 304.4% for the Peer Group) and as a percent of loans (0.38% versus 0.90% for the Peer Group). Net loan charge-offs were slightly lower for the Bank, as net loan charge-offs posted by the Bank and the Peer Group equaled 0.03% and 0.05% of their respective loan balances.

Summary

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Wauwatosa Savings. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology used to determine Wauwatosa Savings’ estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Wauwatosa Savings’ value, the market value of the stocks of public MHC institutions, or Wauwatosa Savings’ value alone. To the extent a change in factors impacting the

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Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Wauwatosa Savings coming to market at this time.

1. Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strength are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Wauwatosa Savings’ and the Peer Group’s balance sheets. The Bank’s interest-earning asset composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank’s asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio than maintained by the Peer Group. Wauwatosa Savings’ funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios; although, the Peer Group’s overall cost of funds was lower than the Bank’s, in light of the high concentration of CDs that comprise the Bank’s deposit composition. Overall, as a percent of assets, the Bank maintained a comparable level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which provided for a higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will be more comparable to the

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Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our slight downward adjustment for financial condition.

•	Credit Quality. In comparison to the Peer Group, the Bank maintained higher non-performing loans and non-performing assets ratios. Loss reserves maintained as a percent of non-performing loans and loans were higher for the Peer Group. Net loan charge-offs were slightly higher for the Peer Group. As noted above, the Bank has a higher credit risk profile, reflecting its higher loans-to-assets ratio and more significant diversification into higher risk types of lending. Overall, in comparison to the Peer Group, the Bank’s credit quality was considered to be less favorable than the Peer Group’s, which contributed to a slight downward adjustment for financial condition.

•	Balance Sheet Liquidity. The Peer Group operated with a higher level of cash and investment securities relative to the Bank (41.0% of assets versus 8.8% for the Bank). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be fairly comparable to the Peer Group’s, as both the Bank and the Peer Group were considered to have ample borrowing capacities based on their current ratios of borrowings-to-assets. On balance, RP Financial concluded that balance sheet liquidity was a neutral factor in our slight downward adjustment for financial condition.

•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. Notwithstanding, the Peer Group’s greater utilization of borrowings, Wauwatosa Savings’ overall cost of funds was higher than the Peer Group’s as lower costing savings and transaction accounts constituted a very small portion of the Bank’s deposit composition. In total, the Bank maintained a higher level of interest-bearing liabilities than the Peer Group, which was attributable to Wauwatosa Savings’ lower capital position. Following the stock offering, the increase in the Bank’s capital position should provide Wauwatosa Savings with a comparable level of interest-bearing liabilities as maintained by the Peer Group. While the Bank’s total level of interest-bearing liabilities will be comparable to the Peer Group’s on a pro forma basis, the high concentration of CDs in the Bank’s deposit base can be expected to continue to translate into a higher cost of funds than maintained by the Peer Group. Overall, RP Financial concluded that this contributed to a slight downward adjustment for financial condition.

•	Capital. The Peer Group operates with a higher equity-to-assets ratio than the Bank. However, following the stock offering, Wauwatosa Savings’ pro forma capital position will be comparable to the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.

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At the same time, the Bank more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our slight downward adjustment for financial condition.

     On balance, Wauwatosa Savings’ pro forma balance sheet strength was considered to be less favorable than the Peer Group’s in the areas of credit quality and funding liabilities. Accordingly, a slight downward adjustment was applied for the Bank’s financial condition.

2. Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Bank’s reported earnings were comparable to the Peer Group’s on a ROAA basis (0.72% of average assets versus 0.65% for the Peer Group). The Bank maintained a stronger net interest margin and a lower level of operating expenses, which was largely offset by the Peer Group’s higher level of non-interest operating income, lower level of loan loss provisions and lower effective tax rate. The Bank’s effective tax rate was higher than the Peer Group’s due in part to a one time tax expense recorded as an accrued liability related to a dispute with the Wisconsin Department of Revenue. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Given that the Bank’s ROAA would have been higher after factoring out the non-recurring tax expense, the Bank’s reported earnings contributed to the slight upward adjustment for the Company’s profitability growth and viability of earnings.

•	Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Bank’s higher net interest margin and lower level of operating expenses translated into a higher expense coverage ratio (1.64x versus 1.15x for the Peer Group). Similarly, the Bank’s efficiency ratio of 56.8% was more favorable than the Peer Group’s efficiency ratio of 69.9%, as the Bank’s higher net interest margin and lower operating expense ratio more than offset the Peer Group’s higher non-interest operating income ratio. Loss provisions had a slightly larger impact on the Bank’s earnings, while the Bank’s

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effective tax rate was above the Peer Group’s effective rate even after factoring out the one time tax expense reflected in the Bank’s current effective tax rate. Overall, these measures, as well as the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets, indicate that the Bank’s core earnings were more favorable than the Peer Group’s. This contributed to RP Financial’s slight upward adjustment for the Bank’s profitability, growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly higher degree of volatility was associated with the Bank’s net interest margin. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that are comparable to the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, this was a neutral factor in the slight upward adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a slightly larger factor in the Bank’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Bank. The Bank’s and the Peer Group’s credit quality measures indicated that the Bank maintained a higher level of non-performing assets and a lower level of loss reserves as a percent of non-performing loans and loans. On balance, RP Financial concluded that credit risk was a negative factor in our slight upward adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank’s historical growth was stronger than the Peer Group’s. Second, the infusion of stock proceeds will provide the Bank with comparable growth potential through leverage as currently maintained by the Peer Group. Lastly, the Peer Group’s more diversified revenue sources provide greater earnings growth potential and sustainability when net interest income ratios come under pressure as the result of higher interest rates. Overall, the Bank’s earnings growth potential appears to be comparable to the Peer Group’s, and, thus, we considered this to be a neutral factor in our slight upward adjustment for profitability, growth and viability of earnings.

•	Return on Equity. Currently, the Bank’s ROE is above the Peer Group’s ROE, even when including the impact of the one time tax expense. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return equity on a core earnings basis will be more comparable to the Peer Group’s ROE. Accordingly, this was a neutral factor in the slight upward adjustment for profitability, growth and viability of earnings.

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     Overall, the downward adjustment applied for the Bank’s credit risk somewhat negated the Bank’s more favorable core earnings. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for profitability, growth and viability of earnings.

3. Asset Growth

     Wauwatosa Savings’ asset growth was stronger than the Peer Group’s for the period covered in our comparative analysis (11.4% growth versus 6.4% growth for the Peer Group). Asset growth for both the Bank and the Peer Group was driven by loan growth, with the Bank posting a slightly higher loan growth rate compared to the Peer Group. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be comparable to the Peer Group’s tangible equity-to-assets ratio, indicating comparable leverage capacity for the Bank. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for this factor.

4. Primary Market Area

     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Wauwatosa Savings’ primary market area for deposits and loans is considered to be where the Bank maintains a branch presence in the counties of Milwaukee and Waukesha, as well as throughout the Milwaukee metropolitan area. Milwaukee County is a more densely populated urban market that has been experiencing limited or no growth in recent years, while Waukesha County is a faster growing suburban market. Competition faced by the Bank for loans and deposits is significant, which includes other locally-based thrifts, as well as regional and super regional banks that are based in Milwaukee or Chicago.

     The majority of the Peer Group companies serve less populous and faster growing counties compared to Milwaukee County, while Waukesha County’s demographic and growth characteristics compare favorably to the majority the markets served by the Peer Group companies. The average and median deposit market shares maintained by the Peer Group companies were higher than the Bank’s market share of deposits in Milwaukee County and Waukesha County. In general, the degree of competition faced by the Peer Group companies

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was viewed as less than experienced in the Bank’s primary market area, while the growth potential in the markets served by the Peer Group companies was for the most part viewed as comparable to or more favorable than was indicated for the Bank’s primary market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, March 2005 unemployment rates for the majority of the markets served by the Peer Group companies were generally comparable to the unemployment rate reflected for Milwaukee County. On balance, we concluded that a slight downward adjustment was appropriate for the Bank’s market area.

Table 4.1
Market Area Unemployment Rates
Wauwatosa Savings Bank and the Peer Group Companies(1)

		March 2005
	County	Unemployment
Wauwatosa Savings - WI	Milwaukee	6.0%

The Peer Group

Alliance Bank MHC — PA	Delaware	5.2%
BCSB Bankcorp MHC — MD	Baltimore	4.6
Charter Financial MHC — GA	Troup	6.6
Cheviot Financial MHC — OH	Hamilton	5.9
Clifton Savings MHC — NJ	Passaic	5.7
Greene Co. Bancorp MHC — NY	Greene	4.8
K-Fed Bancorp MHC — CA	LosAngeles	5.6
Oneida Financial MHC — NY	Madison	5.9
Pathfinder Bancorp MHC — NY	Oswego	6.8
Westfield Financial MHC — MA	Hampden	6.3

     (1) Unemployment rates are not seasonally adjusted.

     Source: U.S. Bureau of Labor Statistics.

5. Dividends

     At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

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capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.54% to 3.64%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.41% as of May 20, 2005. As of May 20, 2005, approximately 89% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.22%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for Wauwatosa Savings as a MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Given that Wauwatosa Holdings will be a bank holding company, the MHC will not be able to waive dividends under current Federal Reserve Board policy, unlike nine out of the ten Peer Group holding companies that are OTS regulated. Accordingly, upon implementation of a dividend policy, the Bank will pay dividends on 100% of the shares outstanding. Payment of dividends on 100% of the shares outstanding will result in a comparatively higher payout ratio for the Bank to pay a dividend comparable to the Peer Group’s average dividend yield. Accordingly, the Bank’s dividend paying capacity is viewed as more limited than the Peer Group’s.

     The Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization, but such a dividend policy would result in a comparatively higher payout ratio for the Bank. On balance, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group.

     6. Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one of the Peer Group companies trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and

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outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $13.4 million to $144.3 million as of May 20, 2005, with average and median market values of $61.8 million and $44.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 13.7 million, with average and median shares outstanding of 4.0 million and 3.5 million, respectively. The Bank’s minority stock offering is expected to have a pro forma market value and shares outstanding that will be in the upper end of the comparable Peer Group measures. Like the majority of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ National Market System following the stock offering. Overall, we anticipate that the Bank’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

     A. The Public Market

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

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          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. A downward trend in stocks prevailed through most of May 2004 on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

          Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward trend in stocks during the last week of July, with the Dow Jones Industrial Average (“DJIA”) closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

          Stocks rallied at the start of the fourth quarter of 2004, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December

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on a sharp decline on oil prices. Some favorable economic data, including a strong report on December consumer confidence and a five-month low in new unemployment claims, helped to extend the rally through the end of the year as the DJIA move to a three and one-half year high.

          The broader stock market started 2005 in a downward trend, as investors reacted negatively to some disappointing economic data and indications by the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Concerns about slowing profit growth, weaker than expected growth in the fourth quarter of 2004 and the elections in Iraq extended the downward trend through mid-January. After three straight weekly declines, the DJIA edged higher in the last week of January on some upbeat earnings reports and a better than expected consumer confidence index. The positive trend in the broader stock market continued during the first half of February, as the Federal Reserve’s quarter-point rate increase contained no surprises, oil prices declined and January retail sale beat expectations. The broader stock market had an uneven performance during the second half of February, reflecting concerns about inflation, higher oil prices and a weak dollar.

          Despite surging oil prices, the DJIA moved back into positive territory for the year in early-March 2005. Strong job growth reflected in the February employment data and better than expected retail sales for February were factors that contributed to the positive move in stocks during the first week of March. Higher oil prices and interest rates pressured stocks lower in mid-March, as rising commodity prices rekindled inflation fears. The downturn in stocks continued going into the second half of March, as stocks were weighed down by news of a record U.S. trade deficit in 2004, General Motors’ warning that earnings would be significantly below an earlier forecast and record high oil prices. Increased expectations of higher interest rates further depressed stocks in late-March, as the Federal Reserve surprised investors by signaling for the first time in more than four years that it was concerned with inflation. As expected, the Federal Reserve concluded its March meeting by raising its target for the federal funds rate to 2.75% from 2.5%. After dropping to a two-month low, a decline in oil prices helped lift the DJIA to its biggest one-day gain for the year at the end of March 2005. However, the first quarter of 2005 still showed a decline in the DJIA for the third year in a row.

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          Weaker-than-expected job growth reflected in the March 2005 employment data pushed stocks lower at the start of the second quarter. Following a brief rally in early-April, the broader stock market moved to a five-month low in mid-April. The sell-off was based on concerns of a slowing U.S. economy, higher inflation and rising oil prices. Comparatively, economic data which showed a decline in initial jobless claims, a pick-up in Mid-Atlantic manufacturing activity and strong new home sales combined with some favorable first quarter earnings reports fueled a sharp rise in the stock market heading into late-April. A stronger-than-expected employment report for April, optimism about interest rates and a big planned purchase of General Motors shares helped to lift stocks in early-May. Gains in the broader stock market generally continued into mid-May, as the trade deficit fell sharply in March, oil prices dropped and the economy showed signs of sustaining growth with low inflation. As an indication of the general trends in the nation’s stock markets over the past year, as of May 20, 2005, the DJIA closed at 10471.91 an increase of 5.1% from one year ago and a decline of 2.9% year-to-date, and the NASDAQ closed at 2046.42, an increase of 7.0% from one year ago and a decline of 5.9% year-to-date. The Standard & Poors 500 Index closed at 1189.28 on May 20, 2005 an increase of 8.8% from one year ago and a decline of 1.9% year-to-date.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated and declined in conjunction with the broader market. After declining in early-May 2004, thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector higher in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation was not viewed to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual’s 2004 earnings guidance pulled the broader thrift sector lower.

     Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the second quarter of 2004, as the Federal Reserve

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indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker-than-expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

          Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter of 2004. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve’s indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues followed the broader market higher in early-December and then declined modestly into a narrow trading range through late-December. The year end rally in the broader stock market provided a slight boost to thrift prices as well.

          The market for thrift stocks was mixed at the start of 2005, but, in general, thrift stocks eased lower during January. Fourth quarter earnings for the thrift sector were generally in line with expectations, but concerns about higher interest rates and margin compression hindered thrift stocks throughout most of January. Thrift stocks followed the broader market higher in early-February, but then eased slightly in mid-February as long-term interest rates spiked-up following an unexpected surge in the January 2005 wholesale core inflation rate. Comparatively, tame inflation data reflected in the January consumer price index provided a boost to the thrift

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sector in late-February. Thrift stocks followed the broader market higher in early-March, as long-term interest rates declined slightly. Likewise, thrift stocks declined in conjunction with broader market during mid-March on the spike-up in long-term interest rates and signals from the Federal Reserve that it was becoming more concerned about inflation. Thrift stocks participated in the broader market rally at the close of the first quarter, with the SNL Thrift Index posting a one-day gain of 1.3% compared to 1.1% gain for the DJIA.

          Thrift issues started the second quarter trading in a narrow range and then followed the broader market lower in mid-April reflecting concerns that first quarter earnings in the thrift sector would show the negative effects of net interest margin compression resulting from the flattening of the yield curve. Acquisition speculation involving some large thrifts and a strong report on new home sales in March provided a boost to thrift stocks in late-April. Thrift stocks continued to show strength at the beginning of May, as long-term Treasury yields headed higher on news that the U.S. Treasury Department was considering bringing back the 30-year Treasury bond. Surprisingly strong job growth cooled off the thrift rally at the end of the first week of May. Thrift stocks rebounded in mid-May on strength in the broader market and a smaller than expected increase in the April consumer price index, which served to ease inflation concerns. On May 20, 2005, the SNL Index for all publicly-traded thrifts closed at 1,556.9, an increase of 6.0% from one year ago and a decline of 3.0% year-to-date. The SNL MHC Index closed at 2,755.1 on May 20, 2005, an increase of 8.0% from one year ago and a decline of 6.0% year-to-date.

     B. The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues

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are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          After experiencing a fairly strong market during 2004 and early-2005, the new issue market for thrift stocks has not been as strong for the recent thrift offerings completed. Most notably, a number of recent thrift offerings are currently trading below their IPO prices. As shown in Table 4.2, two standard conversions, two second-step conversions and five mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. All five of the MHC offerings were closed at the top of the super range. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 88.0%. On average, the prices of the recent MHC offerings reflected price appreciation of 2.0% after the first week of trading and then reflected a 1.7% decline in price after one month of trading.

          Shown in Table 4.3 are the current pricing ratios for the three companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. Two of the offerings were second-step conversions (First Fed of Northern Michigan and Rome Bancorp) and the one standard conversion offering (Benjamin Franklin Bancorp) involved a simultaneous acquisition, thereby placing an upward bias on the P/TB ratio compared to the P/TB ratio for a standard conversion without an acquisition. The current average P/TB ratio of the publicly-traded recent conversions equaled 106.73%. Notably, the two second-step conversions were trading below their IPO prices and Benjamin Franklin Bancorp was trading just fractionally above its IPO price.

     C. The Acquisition Market

          Also considered in the valuation was the potential impact on Wauwatosa Savings’ stock price of recently completed and pending acquisitions of other savings institutions operating

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in Wisconsin. As shown in Exhibit IV-4, between the beginning of 2000 through year-to-date 2005, there were seven Wisconsin thrift acquisitions completed from the beginning of 2000 through year-to-date 2005, and there are currently no acquisitions pending for Wisconsin savings institutions. To the extent that speculation of a re-mutualization may impact the Bank’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Wauwatosa Savings trading price.

* * * * * * * * * * *

          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

     Wauwatosa Savings’ management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of Wauwatosa Savings’ Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

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9. Effect of Government Regulation and Regulatory Reform

     In summary, as a federally-insured savings bank operating in the MHC form of ownership, Wauwatosa Savings will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. The one difference noted between Wauwatosa Savings and all but one of the Peer Group companies that operate as OTS regulated holding companies was in the area of regulatory policy regarding dividend waivers (see the discussion above for “Dividends”). Since this factor was already accounted for in the “Dividends” section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation — Fully-Converted Pricing Ratios

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for

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trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Wauwatosa Savings as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis.

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Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Wauwatosa Savings’ to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Wauwatosa Savings’ prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and the Foundation (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Wauwatosa Savings’ prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.0% of gross proceeds.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

     RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial

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considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 20, 2005, the pro forma market value of Wauwatosa Savings’ full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $230,000,000 at the midpoint, equal to 23,000,000 shares at $10.00 per share.

               1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $9.202 million for the twelve months ended March 31, 2005. In deriving Wauwatosa Savings’ core earnings, the adjustments made to reported earnings were to eliminate net gains on the sale of investments and other assets, which equaled

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$60,000 and $485,000, respectively, and to eliminate the one-time tax expense adjustment of $1.838 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 36.5% for the gains on sale investments and other assets, the Bank’s core earnings were determined to equal $10.694 million for the twelve months ended March 31, 2005. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$9,202
Less: Gain on sale of land(1)	(308)
Less: Gain on sale of investments(1)	(38)
Add back: One time tax expense	1,838

Core earnings estimate	$10,694

     (1) Tax effected at 36.5%.

     Based on Wauwatosa Savings’ reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $230.0 million midpoint value equaled 24.81 times and 21.37 times, respectively, which provided for discounts of 7.1% and 29.7% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 26.70 times and 30.39 times, respectively (see Table 4.5). At the top of the superrange, the Bank’s reported and core P/E multiples equaled 32.73 times and 28.20 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the superrange reflected a premium of 22.6% and a discount of 7.2% on a reported and core earnings basis, respectively.

     On an MHC reported basis, the Company’s reported and core P/E multiples at the midpoint value of $230.0 million equaled 24.98 times and 21.50 times, respectively. The Company’s reported and core P/E multiples provided for discounts of 21.9% and 34.8% relative to the Peer Group’s average reported and core P/E multiples of 31.97 times and 32.99 times, respectively. The Company’s implied MHC pricing ratios relative to the MHC pricing ratios for

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the Peer Group are shown in Table 4.6, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to Wauwatosa Savings’ pro forma book value (fully-converted basis). Based on the $230.0 million midpoint valuation, Wauwatosa Savings’ pro forma P/B and P/TB ratios both equaled 71.76%. In comparison to the average P/B and P/TB ratios for the Peer Group of 93.36% and 96.47%, the Bank’s ratios reflected a discount of 23.1% on a P/B basis and a discount of 25.6% on a P/TB basis. At the top of the superrange, the Bank’s P/B and P/TB ratios on a fully-converted basis both equaled 79.65%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the superrange reflected discounts of 14.7% and 17.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

     On an MHC reported basis, the Bank’s P/B and P/TB ratios at the $230.0 million midpoint value both equaled 121.21%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 193.75% and 207.20%, respectively, Wauwatosa Savings’ ratios were discounted by 37.4% on a P/B basis and 41.5% on a P/TB basis.

     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Wauwatosa Savings’ full conversion value equaled 14.98% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 24.22%, which implies a discount of 38.2% has been applied to the Bank’s pro forma P/A ratio (fully-converted basis).

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     On an MHC reported basis, Wauwatosa Savings’ pro forma P/A ratio at the $230.0 million midpoint value equaled 16.38%. In comparison to the Peer Group’s average P/A ratio of 28.69%, Wauwatosa Savings’ P/A ratio indicated a discount of 42.9%.

Comparison to Recent Offerings

     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The five recently completed MHC offerings closed at an average price/tangible book ratio of 88.0% (fully-converted basis) and, on average, appreciated 2.0% during the first week of trading and declined 1.7% after one month of trading. In comparison, the Bank’s P/TB ratio of 71.8% at the midpoint value reflects an implied discount of 18.4% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the superrange, the Bank’s P/TB ratio of 79.7% reflected an implied discount of 9.4% relative to the average closing P/TB ratio of the recent MHC offerings. The current average fully-converted P/TB ratio of the five recent MHC offerings, which are all quoted on NASDAQ, equaled 88.9%, based on closing market prices as of May 20, 2005. In comparison to the current P/TB ratio of the publicly-traded MHC offerings, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 19.2% and at the top of the superrange the discount narrows to 10.3%.

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of May 20, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $230,000,000 at the midpoint, equal to 23,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $195,500,000 and a

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maximum value of $264,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 19,550,000 at the minimum and 26,450,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $304,175,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 30,417,500. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 30.0% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $58,650,000 at the minimum, $69,000,000 at the midpoint, $79,350,000 at the maximum and $91,252,500 at the supermaximum of the valuation range. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 5.5% of the offering shares, the public ownership of shares will represent 31.65% of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.